Exhibit 5.1

May 17, 2023

Weyerhaeuser Company

4.750% Notes Due 2026

Ladies and Gentlemen:

We have acted as counsel for Weyerhaeuser Company, a Washington corporation (the “Company”), in connection with the public offering and sale by the Company of $750,000,000 aggregate principal amount of 4.750% Notes due 2026 (the “Notes”), to be issued under an indenture dated as of April 1, 1986 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, between the Company and the Trustee (the “First Supplemental Indenture”), a second supplemental indenture dated as of February 1, 1993, between the Company and the Trustee (the “Second Supplemental Indenture”), a third supplemental indenture dated as of October 22, 2001, between the Company and the Trustee (the “Third Supplemental Indenture”), a fourth supplemental indenture dated as of March 12, 2002, between the Company and the Trustee (the “Fourth Supplemental Indenture”), a fifth supplemental indenture dated as of March 30, 2020, between the Company and the Trustee (the “Fifth Supplemental Indenture”), and an officers’ certificate of the Company dated as of May 17, 2023, establishing the terms of the Notes (the “Officers’ Certificate” and, together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Indenture and the form of Note contained therein and (b) the Registration Statement on Form S-3 (Registration No. 333-256995) filed with the Securities and Exchange Commission (the “Commission”) on June 10, 2021 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of various securities of the Company.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee and that the Notes will conform to the form of note included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1.    Assuming that the Notes have been duly authorized by the Company, the Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered and paid for as contemplated in the Registration Statement, will constitute legal, valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the State of Washington. For purposes of our opinion, we have assumed that (i) the Company has been duly incorporated and is a validly existing corporation under the laws of the State of Washington and (ii) the Indenture and the Notes have been duly authorized, executed and delivered by the Company. With respect to all matters of the laws of the State of Washington, we note that you are being provided with the opinion, dated the date hereof, of Jose Quintana, Esq., Senior Legal Counsel of the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Weyerhaeuser Company

220 Occidental Avenue South

Seattle, WA 98104